Exhibit 99.1

Pulse Biosciences, Inc. Announces Preliminary Results for its Rights Offering

Oversubscribed offering expected to generate $60 million in immediate gross proceeds for the Company

Warrants issued in the offering could generate up to an additional $66MM

HAYWARD, Calif., June 28, 2024 -- Pulse Biosciences, Inc. (Nasdaq: PLSE) (the “Company” or “Pulse Biosciences”), a company leveraging its novel and proprietary CellFX® Nanosecond Pulsed Field Ablation™ (nsPFA™) technology, announced today the preliminary results of its rights offering, which expired at 5:00 p.m., Eastern Time, on June 26, 2024 (the “Expiration Date”).

In accordance with the pricing structure described in the prospectus supplement relating to the rights offering, the final subscription price for the units offered (the “Units”) is $10.00 per Unit. Each Unit consisted of one share of the Company’s common stock, par value $0.001 per share, and two warrants, each being a warrant to purchase one-half of one share of common stock. Each warrant will be exercisable for $11.00 per whole share, which equals 110% of the subscription price for the Units. Warrants are exercisable immediately and will expire on the fifth anniversary of the completion of the rights offering. Half of the warrants issued in the rights offering are redeemable by the Company if the Company’s stock trading price exceeds $16.50 for twenty consecutive trading days and the other half of the warrants issued in the rights offering are redeemable by the Company if its stock trading price exceeds $22.00 for twenty consecutive trading days.

Based on a preliminary tabulation by Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”), as of the Expiration Date, the Company received basic subscriptions and over-subscriptions in excess of $83 million, equal to approximately 138% of the $60 million limit in the rights offering, and subscriptions from over 800 accounts, including those of the Company’s Executive Chairman, Robert Duggan. Available Units will therefore be allocated proportionately among those rights holders who exercised their over-subscription right based on the number of Units each rights holder subscribed for under its basic subscription rights, in accordance with the procedures described in the prospectus relating to the rights offering, as amended, and the remaining oversubscription amounts will be returned by the Subscription Agent to the investors. The common stock and warrants comprising the Units will separate upon the closing of the rights offering and will be issued individually. The Company expects the Subscription Agent to distribute such shares and warrants, as well as the sale proceeds, as soon as practical upon the closing of the rights offering.

The Company expects to receive aggregate gross proceeds from the rights offering of $60 million, excluding additional proceeds of up to $66 million from the exercise of warrants issued in the rights offering (if any such exercises occur). The results of the rights offering are preliminary and subject to change pending finalization of subscription procedures by the Subscription Agent.

The rights offering was made pursuant to the Company’s registration statement on Form S-3, as modified by the post-effective amendment filed with the Securities and Exchange Commission (“SEC”) on May 28, 2024, which was deemed effective by the SEC on May 31, 2024, including the prospectus contained therein, as further modified by the prospectus filed pursuant to Rule 424(b)(2) of the Securities Act of 1933, which contains the detailed terms of the rights offering and was filed with the SEC on June 4, 2024. Copies of the foregoing documents may be obtained at the SEC’s website at www.SEC.gov. Subscription rights that were not exercised by 5:00 p.m., Eastern Time, on June 26, 2024, have expired.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the potential to improve the quality of life for patients. The Company’s proprietary CellFX® nsPFA™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent noncellular tissue. The Company is actively pursuing the development of its CellFX nsPFA technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers.

Pulse Biosciences, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the effectiveness of the Company’s CellFX nsPFA technology and CellFX System to non-thermally clear cells while sparing adjacent non-cellular tissue, statements concerning the Company’s future fundraising efforts and whether those efforts will be successful or allow the Company to continue current operations as planned, and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contacts:

Investors:

Pulse Biosciences, Inc.

Burke T. Barrett, President and CEO

IR@pulsebiosciences.com

Or

Gilmartin Group

Philip Trip Taylor

415.937.5406

philip@gilmartinir.com

Rights Offering Information, Subscription and Warrant Agent:

Broadridge Corporate Issuer Solutions, LLC

Attn: BCIS Re-Organization Dept.

P.O. Box 1317

Brentwood, NY 11717-0718

888.789.8409

shareholder@broadridge.com